UNITED STATES DISTRICT COURT

EASTERN DISTRICT OF MICHIGAN

SOUTHERN DIVISION

SANJAY ISRANI, on behalf of himself and all others similarly situated,

Plaintiff,	CLASS ACTION COMPLAINT

v.

FIRST MERCURY FINANCIAL CORP., RICHARD H. SMITH, JEROME M. SHAW, GEORGE R. BOYER, THOMAS B. KEARNEY, LOUIS J. MANETTI, BRADLEY J. PICKARD, HOLLIS W. RADEMACHER STEVEN A. SHAPIRO, WILLIAM C. TYLER, and FAIRFAX FINANCIAL HOLDINGS LIMITED,
DEMAND FOR JURY TRIAL

Defendants.

Plaintiff, by his attorneys, alleges upon information and belief (said information and belief being based, in part, upon the investigation conducted by and through his undersigned counsel), except with respect to his ownership of First Mercury Financial Corp. (“FMR” or the “Company”) common stock, and his suitability to serve as a class representative, which is alleged upon personal knowledge, as follows:

NATURE OF THE ACTION

1. This is a shareholder’s class action on behalf of the public shareholders of FMR against certain directors and officers of the Company, seeking equitable relief relating to a contemplated proposed transaction (“Proposed Transaction”) for FMR. FMR announced on October 28, 2010 that the Company entered into a definitive merger agreement (“Merger Agreement”) to be acquired by Fairfax Financial Holdings Limited (“Fairfax”), despite failing to market check or open auction for sale of the Company, thereby preventing the shareholders from receiving maximum value for their investment.
2. The Merger Agreement also contains several onerous deal protection devices, which effectively lock FMR into the transaction and further prevent shareholders from experiencing any increase in value should another potential bidder emerge. The combination of a no-solicitation agreement, $9 million termination fee and voting agreements with Defendant Smith and Defendant Shaw, in all reasonable likelihood eliminates any competing or superior proposals from emerging. Thereby, the Defendants have effectively capped the consideration that FMR shareholders could receive.

3. Additionally, Defendants, through a common course of conduct, have breached their fiduciary duties or aided and abetted the breaches of fiduciary duty to the shareholders of FMR. The Director Defendants (defined below) owe to shareholders certain fiduciary duties of care, loyalty and disclosure, which were violated by the improper sales process to Fairfax and the improper valuation methodologies used to determine the value of the Company. Further, Fairfax aided and abetted the breaches of fiduciary duty by conspiring with the Director Defendants to purchase the Company at a price and through a process that was wholly inadequate.
4. The consideration of $16.50 in cash per share of FMR is wholly inadequate because the Company’s book value was higher than the offer price, thus, the shareholders experience no premium on the actual value of the Company.
PARTIES

5. Plaintiff, Sanjay Israni, owns shares of FMR common stock and has owned such shares at all relevant times. Plaintiff is a resident of New Jersey.
6. Defendant FMR is a corporation organized and existing under the laws of the State of Delaware and is headquartered at 29110 Inkster Road Suite 100, Southfield, Michigan 48034. FMR markets and underwrites specialty commercial insurance products focusing principally on niche and underserved segments, where its vast underwriting experience gives it a competitive advantage.
7. Defendant Richard H. Smith (“Smith”), a resident of Michigan, is Chairman of the Board of Directors, has been a member of the Board of Directors since 1996 and has also served in the capacity of Chief Executive Officer (“CEO”) and President of the Company since 2005. Defendant Smith first joined the Company in 1996 as President and Chief Operating Officer. Defendant Smith owns 1,002,808 shares of FMR common stock, which he pledged to vote in favor of the transaction, and he will remain with the Company following the merger.
8. Defendant Jerome M. Shaw (“Shaw”), a resident of Florida, has served on the Board of Directors since 1973 when he founded the Company. He served as the Company’s CEO from 1973 until 2005. Defendant Shaw owns 1,936,522 shares of FMR common stock and agreed to vote them in favor of the Proposed Transaction. Defendants Shaw and Smith together account for approximately 17% of the outstanding shares of FMR common stock.
9. Defendant George R. Boyer III (“Boyer”), a resident of Nevada, has served on the Board of Directors since 2009 and also serves on the Audit Committee.
10. Defendant Thomas B. Kearney (“Kearney”), a resident of Connecticut, has served on the Board of Directors since 2006. Defendant Kearney serves on the Compensation Committee and the Nominating and Corporate Governance Committee.
11. Defendant Louis J. Manetti (“Manetti”), a resident of Illinois, has served on the Board of Directors since 2006. Defendant Manetti serves on the Audit Committee.
12. Defendant Bradley J. Pickard (“Pickard”), a resident of Illinois, has served on the Board of Directors since 2009. Defendant Pickard served on the Nominating and Corporate Governance Committee.

13. Defendant Hollis W. Rademacher (“Rademacher”), a resident of Colorado, has served on the Board of Directors since 2004. Defendant Rademacher is also the chairperson of the Audit Committee.
14. Defendant Steven A. Shapiro (“Shapiro”), a resident of Illinois, has served on the Board of Directors since 2004. Defendant Shapiro serves as the chairperson of the Compensation Committee and is a member of the Nominating and Corporate Governance Committee
15. Defendant William W. Tyler (“Tyler”), a resident of Michigan, has served on the Board of Directors since 2006. Defendant Tyler is the chairperson of the Nominating and Corporate Governance Committee and serves on the Compensation Committee.
16. The directors of FMR (collectively the “Director Defendants”), owe fiduciary duties to FMR and its shareholders and were and are required to act in furtherance of the best interests of FMR shareholders, to maximize shareholder value in the sale of the Company, and to refrain from abusing their positions of control.
17. Defendant Fairfax is a foreign private issuer listed on the Toronto Stock Exchange and headquartered at 95 Wellington Street West Suite 800, Toronto, Ontario, Canada. Defendant Fairfax is a financial services holding company whose corporate objective is to achieve a higher rate of return on invested capital.
JURISDICTION AND VENUE

18. This Court has jurisdiction over all causes of action asserted herein pursuant to 28 U.S.C. §1332(a)(1) in that plaintiff and defendants are citizens of different states and the amount in controversy exceeds $75,000, exclusive of interest and costs. This action is not a collusive action designed to confer jurisdiction on a court of the United States that it would not otherwise have.

19. This Court has jurisdiction over each defendant named herein because each defendant is either a corporation that conducts business in and maintains operations in this District, or is an individual who has sufficient minimum contacts with this District so as to render the exercise of jurisdiction by the District courts permissible under traditional notions of fair play and substantial justice.
20. Venue is proper in this Court pursuant to 28 U.S.C. §1391(a) because: (i) FMR maintains its principal place of business in this District; (ii) one or more of the defendants either resides in or maintains executive offices in this District; (iii) a substantial portion of the transactions and wrongs complained of herein, including the defendants' primary participation in the wrongful acts detailed herein, and aiding and abetting and conspiracy in violation of fiduciary duties owed to FMR, occurred in this District; and (iv) defendants have received substantial compensation in this District by doing business here and engaging in numerous activities that had an effect in this District.
CLASS ACTION ALLEGATIONS

21. Plaintiff brings this action on his own behalf and as a class action, pursuant to Rule 23 of the Federal Rules of Civil Procedure, on behalf of a Class comprised of all shareholders of Defendant FMR (except defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants) or their successors in interest, who have been or will be adversely affected by the conduct of Defendants alleged herein.
22. The Class for whose benefit this action is brought is so numerous that joinder of all class members is impracticable. As of August 3, 2010, there were 17,757,859 shares of Defendant FMR’s common stock outstanding, which are owned by thousands of shareholders of record scattered throughout the United States.

23. There are questions of law and fact which are common to members of the Class and which predominate over any questions affecting any individual members. The common questions include, inter alia, the following:
(a) whether one or more of the Defendants has engaged in a plan and scheme to enrich themselves to the detriment of FMR’s public stockholders;
(b) whether the Director Defendants breached their fiduciary duties owed by them to Plaintiff and members of the Class, and/or have aided and abetted in such breach, by virtue of their participation and/or acquiescence and by their other conduct complained of herein;
(c) whether the consideration offered for the FMR shares is fair and reasonable;
(d) whether Defendants have failed to fully disclose the true value of Defendant FMR’s assets and earning power and the future financial benefits which Fairfax will obtain from the acquisition;
(e) whether the Director Defendants have wrongfully failed and refused to seek a sale of FMR at the highest possible price and, instead, have sought to chill potential offers and allow the valuable assets of Defendant FMR to be acquired by Fairfax at an unfair and inadequate price;
(f) whether Fairfax has induced or aided and abetted breaches of fiduciary duty by members of FMR’s Board of Directors;
(g) whether Plaintiff and the other members of the Class will be irreparably damaged by the transactions complained of herein;

(h) whether Defendants have breached or aided and abetted the breaches of the fiduciary and other common law duties owed by them to Plaintiff and the other members of the Class; and
(i) whether the Defendants gave proper consideration to the value of the Company as a stand-alone entity in the future; and,
(j) whether Defendants are liable to Plaintiff and the Class and, if so, what measure of damages is proper.
24. Plaintiff is committed to prosecuting this action and has retained competent counsel, experienced in litigation of this nature. The claims of Plaintiff are typical of the claims of the other members of the Class and Plaintiff has the same interest as the other members of the Class. Accordingly, Plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.
25. Plaintiff anticipates that there will not be any difficulty in the management of this litigation.
26. For the reasons stated herein, a class action is superior to other available methods for the fair and efficient adjudication of this action.

FACTUAL BACKGROUND

27. FMR provides insurance products and services to the specialty commercial insurance markets in the United States.
28. On October 28, 2010, FMR announced that it entered into a definitive merger agreement with Fairfax. Under the agreement, Fairfax would acquire all outstanding common stock of FMR in exchange for $16.50 in cash per share, which would represent an aggregate transaction value of $294 million. The Proposed Transaction is expected to close in the first quarter of 2011.

29. On August 2, 2010, FMR issued a press release announcing its 2Q 2010 Financial Results for the quarter ending June 30, 2010, which was later filed with the SEC on Form 10Q on August 6, 2010. The press release stated in pertinent part:
FIRST MERCURY FINANCIAL CORPORATION ANNOUNCES SECOND QUARTER 2010 FINANCIAL RESULTS

SOUTHFIELD, MI — August 2, 2010 — First Mercury Financial Corporation (NYSE: FMR) (“First Mercury” or the “Company”) today announced results for the second quarter ended June 30, 2010.

Highlights for the second quarter 2010 include:

•	Book value per share of $16.75

•	Net income of $4.1 million, or $0.23 per diluted share

•	Operating net income of $6.2 million, or $0.35 per diluted share • Net investment income increase of 18.0 percent

•	A.M. Best revised outlook for the Company’s insurance subsidiaries to positive from stable

•	Announced definitive agreement to acquire Valiant Insurance Group, Inc. (“Valiant”) for tangible book value as previously disclosed

•	Fifth consecutive quarterly dividend of $0.025 per share

“We maintained underwriting discipline in the face of competitive market conditions while modestly increasing our gross written premiums during the quarter,” said Richard H. Smith, Chairman, President and Chief Executive Officer. “We continued to execute our diversification strategy through the acquisition of Valiant which provides us with an attractive opportunity to gain admitted licensing, expand our underwriting resources in select specialty classes of business and increase our New York presence. We intend to retain Valiant business that is consistent with our specialty niche focus and cost structure,” Smith concluded. (Emphasis Added)

30. Despite the presence of a difficult and competitive market described in the press release, the Company managed mostly positive results and was strong enough to continue to diversify through strategic acquisitions. The Company also managed a modest increase in gross written premiums despite the adverse conditions. Lastly, the Company asserted that its book value is $16.75 per share. Clearly, both the present and future of the Company are bright.
31. The press release evinces that the Director Defendants engaged in negotiations with Fairfax without giving proper consideration to all favorable strategic alternatives. The Director Defendants failed to properly consider the positive results of the Company in a difficult market and the diversification of the Company’s businesses as indicators of the Company’s bright future. Further, there was a failure to engage all possible suitors for the Company to create a true and correct process, which would maximize shareholder value.
32. The Company’s book value of $16.75 per share is a measure of the Company’s current value without any consideration for the future profits or potential growth of the Company. Therefore, the Director Defendants sold the Company below its current value at a price of $16.50 per share and failed to gain any value for the future gains or potential of FMR. This is further indication that the Director Defendants failed to seriously entertain any plausible strategic alternatives to the Proposed Transaction because the Company by its own account was worth more than the offer price without considering any future gains or profits.
33. Furthermore, on August 24, 2010, FMR announced that its Board had, among other things, “authorized the extension of the Company’s existing Share Repurchase Program through August 19, 2011. The Share Repurchase Program authorizes the repurchase of up to $1.0 million shares of outstanding stock which represents approximately 6 percent of the Company’s outstanding shares at August 3, 2010. Prior to this extension, the Share Repurchase Program was set to expire on August 20, 2010.” Therefore, the Board conspired to assist Fairfax by reducing the number of shares outstanding and thus the total price Fairfax would be forced to pay.

34. An analysis of the merger performed by Bloomberg, a reliable financial news service and independent party, indicated that the EBIT multiple of 5.06 on the Proposed Transaction was the lowest multiple in a series of past comparable transactions where the average EBIT multiple was 8.66. Additionally, the 8.94 multiple to net income is well below the 23.43 multiple on comparable deals. Further, this indicates that the Director Defendants failed to consider and/or disregarded all the relevant factors in determining the appropriate value of the Company in negotiating the price.
35. The Merger Agreement contains several onerous deal protection provisions which, taken cumulatively, eliminate any likelihood of another potential bidder emerging for the Company. FMR and Fairfax implemented a no-solicitation clause and termination fee into the Merger Agreement. The no-solicitation clause forbids FMR or the Director Defendants from seeking out any potential buyer who might make a competing bid for the Company. Further, the no-solicitation agreement forbids FMR from entering into any sort of confidentiality agreement in association with any “Superior Proposal” and requires FMR to disclose all non-public information reviewed in association with the Superior Proposal to Fairfax.
36. If a new bidder were to emerge and make a Superior Proposal, although the presence of the no-solicitation agreement renders it increasingly unlikely, the Company would be required to pay a $9 million termination fee to Fairfax. Moreover, two of the Director Defendants, Defendants Smith and Shaw, have entered into Voting Agreements with Fairfax to vote their 17% share in favor of the transaction and against any other proposal. These three protection devices taken together are clearly onerous and create an insurmountable burden to any competing higher offer.

37. While the Director Defendants were unable to negotiate a higher price for the shareholders, they were able to secure employment for senior management, including Defendant Smith. It is evident that Defendant Smith, a central negotiator in this transaction as CEO, a beneficial owner of stock, a potential future employee of Fairfax and Chairman of the Board of Directors, wore many hats in this transaction and, as a result, his independence must be scrutinized. The result of having such a conflicted party at the center of the Proposed Transaction is a merger which is favorable to Defendant Smith, the Director Defendants, Defendant Fairfax and the senior management of FMR, but one that fails to properly reflect the true value of FMR and harms the shareholders.
38. Fairfax aided and abetted the breaches of fiduciary duty by the Director Defendants by conspiring with them in the formation of the Proposed Transaction, which would favor all parties, including themselves, and cause irreparable harm to the shareholders of FMR. Fairfax negotiated in bad faith to drive down the value to shareholders while seeking to deprive them of the right to enjoy the future profitability of FMR. The below book value offer price, the onerous deal protection devices, and the employment agreement with management are all negotiated provisions, yet, while all others benefit in one way or another, the shareholders realize no additional gain other than a return short of book value.
FIRST CAUSE OF ACTION

AGAINST THE DIRECTOR DEFENDANTS

39. Plaintiff repeats and realleges each and every allegation contained above as if set forth herein.
40. The Director Defendants, acting in concert, violated their fiduciary duties owed to the public shareholders of FMR by putting their own personal interests and the interests of Fairfax ahead of the interests of the FMR public shareholders and have used their control positions as officers and directors of FMR for the purpose of reaping personal gain for board members at the expense of FMR public shareholders.
41. The Defendant Directors failed to (1) undertake an adequate evaluation of FMR’s worth as a potential merger candidate; (2) undertake an adequate evaluation of FMR’s worth as a stand-alone entity and its future prospects as such; (3) take proper steps to enhance FMR’s value and/or attractiveness as a merger candidate; (4) effectively expose FMR to the marketplace in an effort to facilitate an active and open auction for FMR; or (5) act independently so that the interests of public shareholders would be protected. Instead, Defendants agreed to a transaction where the offering price for the shares of FMR stock does not reflect the true value of FMR.
42. While the Director Defendants should seek out and engage other possible purchasers for the assets of FMR or its stock in a manner designed to obtain the highest possible price for FMR’s shareholders, or seek to enhance the value of FMR for all its current shareholders, they have instead resolved to wrongfully allow Fairfax to obtain the valuable assets of FMR at a bargain price, which under the circumstances here, disproportionately benefits Fairfax, and keeps existing management in their positions.
43. These tactics pursued by the Defendants are, and will continue to be, wrongful, unfair and harmful to FMR’s public shareholders, and are an attempt by certain Defendants to aggrandize their personal positions, interests and finances at the expense of and to the detriment of the FMR public stockholders. These maneuvers by the Defendants will deny members of the Class their right to share appropriately in the true value of FMR’s valuable assets, future earnings and profitable businesses to the same extent as they would as FMR’s shareholders.
44. In contemplating, planning, and effectuating the foregoing specified acts and in pursuing and structuring the Proposed Transaction, the Director Defendants are not acting in good faith toward Plaintiff and the Class, and have breached, and are breaching, their fiduciary duties to Plaintiff and the Class.
45. Because the Director Defendants dominate and control the business and corporate affairs of FMR and because they are in possession of private corporate information concerning FMR’s businesses and future prospects, there exists an imbalance and disparity of knowledge and economic power between the Defendants and the public shareholders of FMR which makes it inherently unfair to FMR’ s public shareholders.
46. By reason of the foregoing acts, practices and course of conduct, the Defendant Directors and FMR have failed to use the required care and diligence in the exercise of their fiduciary duties owed to FMR and its public shareholders.
47. As a result of the actions of the Defendants, Plaintiff and the Class have been and will be damaged in that they will not receive the fair value of FMR’s assets and business in exchange for their FMR’s shares, and have been and will be prevented from obtaining a fair price for their shares of FMR common stock.
48. Unless enjoined by this Court, the Director Defendants and FMR will continue to breach their fiduciary duties owed to Plaintiff and the Class, all to the irreparable harm of the Class, for which Plaintiff and the other members of the Class have no adequate remedy at law.
SECOND CAUSE OF ACTION

AGAINST FAIRFAX FOR AIDING AND ABETTING

49. Plaintiff repeats and realleges each and every allegation contained above as if set forth herein.
50. Defendant Fairfax knowingly aided and abetted the breaches of fiduciary duties committed by the Director Defendants, to the detriment of FMR public shareholders. The Proposed Transaction could not take place without the active participation of Fairfax.

Furthermore, Fairfax is a beneficiary of the wrongs complained of and would be unjustly enriched absent relief in this action.
51. Unless enjoined by this Court, Fairfax will continue to aid and abet the Director Defendants’ and FMR’s breach of their fiduciary duties owed to Plaintiff and the Class, all to the irreparable harm of the Class, for which Plaintiff and the other members of the Class have no adequate remedy at law.
WHEREFORE, Plaintiff demands judgment as follows:

(a) declaring that this action may be maintained as a class action;
(b) declaring that the proposed transaction is unfair, unjust and inequitable to Plaintiff and the other members of the Class;
(c) Preliminarily and permanently enjoining the Defendants from taking any steps necessary to accomplish or implement the proposed merger of Defendant FMR with Fairfax at a price that is not fair and equitable;
(d) requiring Defendants to compensate Plaintiff and the members of the Class for all losses and damages suffered and to be suffered by them as a result of the acts and transactions complained of herein, together with prejudgment and post judgment interest;
(e) awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys, accountants’, and experts’ fees; and
(f) granting such other and further relief as may be just and proper.

PLAINTIFF HEREBY DEMANDS A TRIAL BY JURY.

Dated: November 9, 2010	Respectfully submitted,

THE MILLER LAW FIRM, P.C.

	By:	/s/ E. Powell Miller
E. Powell Miller
Marc L. Newman
Jayson E. Blake
950 West University Drive
Suite 300
Rochester, MI 48307
(248) 891-2200

Attorneys for Plaintiff

OF COUNSEL:

WOLF HALDENSTEIN ADLER
FREEMAN HERZ
Gregory M. Nespole
Gustavo Bruckner
270 Madison Avenue
New York, New York 10016
(212) 545-4600

LAW OFFICES OF MARC S. HENZEL
Marc S. Henzel, Esq.
273 Montgomery Avenue, Suite 202
Bala Cynwyd, PA 19004
(610) 660-8000

RIGRODSKY & LONG, P.A.
Seth D. Rigrodsky, Esq.
Brian D. Long, Esq.
919 North Market Street, Suite 980
Wilmington, Delaware 19801
(302) 295-5310